Exhibit 99

CONTACT:	REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707

For Immediate Release

REGIS THIRD QUARTER REVENUES GREW EIGHT PERCENT TO $655 MILLION

-Third Quarter Same-Store Sales 0.0 Percent-

MINNEAPOLIS, April 12, 2007 – Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today reported that consolidated revenues increased 8.4 percent in the third fiscal quarter of 2007 to a record $655 million, compared to $604 million a year ago. Third quarter same-store sales were flat at 0.0 percent, in line with the company’s previously issued guidance range.

“January was a difficult month due to weather issues.  However, we are particularly encouraged by our North American same-store service sales increases in February and March which grew by 1.5 percent and 3.5 percent respectively, and we expect our third quarter retail product margin rate to show significant improvement compared to last year,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer.

Third Quarter Revenues:

	For the Three Months Ended March 31, 2007
	Salons		Beauty	Hair Restoration
	North America	International	Schools	Centers	Consolidated
(Dollars in thousands)
Revenues:
Service	$379,903	$34,856	$20,459	$14,330	$449,548
Product	150,356	16,794	2,582	15,730	185,462
Royalties and fees	9,383	9,342	—	1,299	20,024
Total	$539,642	$60,992	$23,041	$31,359	$655,034

	For the Three Months Ended March 31, 2006
	Salons		Beauty	Hair Restoration
	North America	International	Schools	Centers	Consolidated
(Dollars in thousands)
Revenues:
Service	$348,125	$30,253	$16,591	$12,095	$407,064
Product	148,351	13,350	1,542	14,664	177,907
Royalties and fees	9,549	8,243	—	1,284	19,076
Total	$506,025	$51,846	$18,133	$28,043	$604,047

Third Quarter Same-Store Sales:

For the Three Months Ended March 31,

	2007			2006
	Service	Retail	Total	Service	Retail	Total
Regis Salons	0.2%	-1.9%	-0.1%	-2.5%	-2.0%	-2.4%
MasterCuts	0.1	-3.2	-0.6	-2.1	-2.6	-2.2
Trade Secret	-4.5	-8.5	-8.0	-0.1	-3.7	-3.3
Strip Center Salons	2.0	-0.6	1.7	0.7	1.1	0.8
SmartStyle	2.1	-1.8	0.8	4.0	2.4	3.4
Domestic Same-Store Sales	1.2%	-4.2%	-0.4%	0.0%	-1.2%	-0.3%
International Same-Store Sales	-4.2%	12.4%	1.1%	-4.4%	5.9%	-1.4%
Hair Restoration Same-Store Sales	5.2%	10.0%	6.9%
Consolidated Same-Store Sales	1.0%	-2.3%	0.0%	-0.3%	-0.7%	-0.4%

International same-store sales for the quarter represent the 12-week period ended March 3, 2007 versus the 12-week period ended March 4, 2006.  The company began including Hair Restoration Centers in its same-store sales calculation beginning with the third fiscal quarter of 2007.

Regis Corporation will announce third quarter 2007 earnings results on April 25, 2007. A conference call discussing third quarter results will follow at 10:00 a.m., Central Time. Interested parties are invited to listen by logging on to www.regiscorp.com.

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in salons, hair restoration centers and education. As of December 31, 2006, the Company owned or franchised 11,713 worldwide locations; which included 11,570 beauty salons, 88 hair restoration centers and 55 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These and other concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons and beauty schools that support its growth objectives; the ability of the company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon and beauty school acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 8, 2005. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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